Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 11, 2022 with respect to the historical summary of revenues and direct costs of revenues of Madison Yards included in the Form 8-K of CTO Realty Growth, Inc. for the year ended December 31, 2021, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Orlando, Florida

October 11, 2022